Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Stephanie Carrington/Jason Rando 646-536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer 574-269-7390 ext. 1002

Symmetry Medical Reports Record First Quarter 2005 Earnings Per Share of $0.22

Strong Demand Drives Further Expansion Plans

First Quarter Highlights:

•	Revenue increased to $63.8 million, up 39.1% over first quarter 2004

•	Gross margin increased to 30.4%, up 2.9 percentage points over first quarter 2004

•	Net income increased to $7.7 million, or $0.22 per diluted share

Warsaw, Indiana, May 4, 2005 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today first quarter 2005 financial results for the period ended April 2, 2005.

The Company reported first quarter 2005 revenue of $63.8 million, a 39.1% increase over revenues of $45.8 million for the first quarter of 2004.

Gross profit for the first quarter of 2005 was $19.4 million, a 54.1% increase over gross profit of $12.6 million for the first quarter of 2004. Gross margin for the first quarter was 30.4%, compared to a gross margin of 27.5% for the first quarter 2004.

Operating income for the first quarter of 2005 was $12.4 million, a 75.5% increase over operating income of $7.1 million for the first quarter of 2004. Operating margin for the first quarter was 19.5%, compared with an operating margin of 15.5% for the first quarter 2004.

For the first quarter ended April 2, 2005, the Company reported net income applicable to common shareholders of $7.7 million, or $0.22 per diluted share, compared to net income applicable to common shareholders of ($0.1) million, or ($0.01) per diluted share, for the quarter ended April 3, 2004. The weighted average number of fully diluted shares outstanding during the first quarter of 2005 was 34,115,708.

In January 2005, the Company completed the expansion of two existing facilities and the development of two new facilities. The addition of nearly 60,000 square feet reflects the demand for Symmetry Medical’s Total SolutionsTM business model. The total cost of the expansions and development was $8.5 million.

Due to strong demand, Symmetry Medical is planning for additional facility expansions, including:

•	Construction of a new Design & Development Center in Warsaw, Indiana to support customers with co-development projects and Total Solutions™.

•	Leasing of two new facilities, one in Lille, France for cases and the other in Cheltenham, England for instruments.

•	Purchase of additional adjacent land for the Company’s Sheffield, UK facility to allow for the expansion of knee, hip and shoulder implant production.

Brian Moore, President and Chief Executive Officer, stated, “We are pleased to report robust growth in first quarter revenue and operating income. Our results reflect continued demand for our Total Solutions business model by the global orthopedic industry. Our global sales teams continue to execute our cross-selling and up-selling strategies. We continue to benefit from the strong fundamentals of the global orthopedic industry.”

Financial Guidance

The following statements are based on current market conditions and foreign currency comparisons. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of new business or license agreements the company may enter in future periods. The factors discussed above are not intended to be an exhaustive list of the factors that may affect our future performance.

For the total year 2005, the Company expects full year revenues to be in the range of $247 million to $253 million and earnings per diluted share to be in the range of $0.90 to $0.93. For the second quarter of 2005, the Company expects revenues to be in the range of $63 million to $66 million and earnings per diluted share to be in the range of $0.23 to $0.24.

Conference Call

Symmetry Medical will host a conference call at 9:30 a.m. EDT on May 5, 2005 to discuss its first quarter results. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (800) 299-0433 for domestic callers and (617) 801-9712 for international callers. The reservation number for both is 27704911. After the live Web cast, the call will remain available on Symmetry’s Web site through June 5, 2005. In addition, a telephonic replay of the call will be available until May 19, 2005. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 65716521.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Statements in this press release regarding Symmetry Medical Inc.’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements frequently are identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend” and similar words indicating possible future events or actions. Actual results could differ materially from those projected, implied or anticipated by our forward-looking statements. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; potential product liability; changes in management; changes in conditions affecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. For a discussion of these and other risks and uncertainties, that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-K for the year ended January 1, 2005, its prospectus filed with the SEC on December 10, 2004 and the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and Symmetry Medical Inc. undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Selected Financial Information

Symmetry Medical Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Three Months Ended
	April 2, 2005	April 3, 2004
	(unaudited)	(unaudited)
Revenue	$63,760	$45,838
Cost of revenue	44,373	33,255

Gross profit	19,387	12,583
Selling, general, and administrative expenses	6,948	5,495

Operating income	12,439	7,088
Other (income) expense:
Interest expense	939	3,539
Interest rate swap valuation	(296)	371
Other	202	(185)

Income before income taxes	11,594	3,363
Income tax expense	3,930	1,153

Net Income	7,664	2,210
Preferred stock dividends	—	(2,316)
Net Income (loss) applicable to common shareholders	$7,664	$(106)

Net Income (loss) applicable to common shareholders per share:
Basic	$0.23	$(0.01)

Diluted	$0.22	$(0.01)

Weighted average common shares and equivalent shares outstanding:
Basic	33,174,979	15,761,970
Diluted	34,115,708	15,761,970

Symmetry Medical Inc.

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	April 2, 2005	January 1, 2005
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$2,704	$4,849
Accounts receivables, net	46,406	39,640
Inventories	35,333	34,083
Refundable income taxes	101	2,578
Deferred income taxes	2,106	2,036
Other current assets	5,190	5,635

Total current assets	91,840	88,821
Property and equipment, net	77,230	71,854
Interest rate swap valuation asset	782	486
Goodwill	126,689	127,369
Intangible assets, net of accumulation amortization	17,099	17,327
Other assets	963	1,011

Total Assets	$314,603	$306,868

Liabilities and shareholders' equity:
Current Liabilities:
Accounts payable	$17,952	$17,908
Accrued wages and benefits	8,501	9,384
Other accrued expenses	3,690	3,012
Income tax payable	2,369	2,008
Revolving line of credit	4,904	1,204
Current portion of capital lease obligations	3,499	3,572
Current portion of long-term debt	1,315	879

Total current liabilities	42,230	37,967
Deferred income taxes	9,603	9,547
Capital lease obligations, less current portion	10,285	11,709
Long-term debt, less current portion	30,188	31,500

Total Liabilities	92,306	90,723

Commitments and contingencies	—	—

Shareholders' Equity:
Common stock, $.0001 par value—Class A— 72,410,000 shares authorized; shares issued (April 2, 2005—33,181,058; January 1, 2005—33,174,056)	3	3
Additional paid-in capital	255,572	255,509
Retained earnings (deficit)	(41,513)	(49,178)
Accumulated other comprehensive income	8,235	9,811

Total shareholders equity	222,297	216,145

Total liabilities and shareholders equity	$314,603	$306,868

Symmetry Medical Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	April 2, 2005	April 3, 2004
	(unaudited)	(unaudited)
Operating activities
Net income	$7,664	$2,210
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,003	2,530
Amortization	153	152
(Gain) Loss from sale of assets	1	18
Deferred income tax provision	—	(32)
Interest rate swap valuation change	(296)	371
Change in operating assets and liabilities:
Accounts receivable	(7,306)	(4,929)
Other assets	414	(691)
Inventories	(1,543)	(2,855)
Accounts payable	336	2,665
Accrued expenses and other	2,957	703

Net cash provided by operating activities	5,383	142

Investing activities
Purchases of property and equipment	(8,933)	(4,347)

Net cash used in investing activities	(8,933)	(4,347)

Financing activities
Proceeds from Bank Revolver	5,643	9,479
Payments on Bank Revolver	(1,864)	(4,995)
Payments on long-term debt and capital lease obligations	(2,305)	(1,645)

Net cash provided by financing activities	1,474	2,839

Effect of exchange rate changes on cash	(69)	25

Net increase (decrease) in cash and cash equivalents	(2,145)	(1,341)
Cash and cash equivalents at beginning of year	4,849	2,348

Cash and cash equivalents at end of year	$2,704	$1,007

Supplemental disclosures
Cash paid for interest	$610	$3,197

Cash paid for income taxes	$563	$41

Assets acquired under capital leases	$—	$1,085